Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------

                                   LEXENT INC.
             (Exact name of Registrant as specified in its charter)

Delaware                                                        13-3990223
(State or other                                              (I.R.S. employer
jurisdiction of                                           identification number)
incorporation or
organization)

                              Three New York Plaza
                            New York, New York 10004
                    (Address of Principal Executive Offices)
                                  ------------

                        Lexent Inc. and its Subsidiaries
      Amended and Restated Stock Option and Restricted Stock Purchase Plan
                            (Full title of the plans)
                                  ------------

                            SIDNEY A. SAYOVITZ, ESQ.
                    Senior Vice President and General Counsel
                                   Lexent Inc.
                              Three New York Plaza
                            New York, New York 10004
                                 (212) 981-0700
 (Name, address and telephone number, including area code, of agent for service)
                                  ------------

                                   Copies to:
                          JOSHUA A. LEUCHTENBURG, ESQ.
                  Reboul, MacMurray, Hewitt, Maynard & Kristol
                              45 Rockefeller Plaza
                              New York, N. Y. 10111

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                        Proposed     Proposed
                                        maximum      maximum
                         Amount         offering     aggregate      Amount of
Title of securities      to be          price per    offering       registration
to be registered         registered     share(2)     price          fee
--------------------------------------------------------------------------------

Common Stock, $.001
    par value            8,700,000 (1)   $11.62      $101,094,000   $26,690


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(1)  Represents the maximum number of shares of common stock, par value $.001 per share ("Common Stock") that have been or may be issued under the Lexent Inc. and its Subsidiaries Amended and Restated Stock Option and Restricted Stock Purchase Plan (the "Plan") as of the date hereof. Such maximum number of shares is subject to adjustment in certain events pursuant to the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement covers, in addition to the number of shares shown in the table above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of the provisions of the Plan governing such adjustments.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased pursuant to stock purchase rights or upon the exercise of outstanding options which have heretofore been granted, the fee is calculated on the basis of the price at which the rights/options may be exercised; and (ii) in the case of shares of Common Stock for which rights/options have not yet been granted and the price of which is therefore unknown, or, in the case of additional securities which have previously been issued and are offered for resale, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the National Market System of the National Association of Securities Dealers Automated Quotation System (NASDAQ) as of a date (August 30, 2000) within 5 business days prior to filing this Registration Statement.

================================================================================

                                EXPLANATORY NOTE

          This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act, to register shares of our common stock, $.001 par value per share, issuable pursuant to the Plan. Under cover of this Form S-8 is our reoffer prospectus prepared in accordance with
Part I of Form S-3 under the Securities Act. Our reoffer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate 4,828,125 "restricted securities" which have been issued prior to the filing of this Registration Statement, and "control securities" which have been or may be issued, pursuant to our stock option plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.   Plan Information

          We will send or give the documents containing the information specified in Part 1 of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. We do not need to file these documents with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.


ITEM 2.   Registrant Information and Employee Plan Annual Information

          Lexent Inc., a Delaware corporation, will furnish without charge to each person to whom the reoffer prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Sidney A. Sayovitz at Lexent Inc., Three New York Plaza, New York, New York 10004, telephone no. 212 981-0700.

                               REOFFER PROSPECTUS



                        4,828,125 SHARES OF COMMON STOCK


                                   Lexent Inc.
                              Three New York Plaza
                            New York, New York 10004
                                 (212) 981-0700



          This reoffer prospectus relates to 4,828,125 shares of the common stock of Lexent Inc. which may be offered and resold from time to time by selling stockholders identified in this prospectus for their own accounts. It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the Nasdaq Stock Market Inc.'s National Market on the date of sale. We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

          Each selling stockholder and any broker executing selling orders on behalf of them may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

          Our common stock is traded on the Nasdaq Stock Market Inc.'s National Market under the symbol "LXNT." On August 30, 2000, the last reported sale price of our common stock on such market was $26.06 per share.

          This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 4.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.






                             -----------------

            The date of this reoffer prospectus is September 1, 2000


                             -----------------

                                TABLE OF CONTENTS

     Summary............................................................3
     Risk Factors.......................................................4
     Use of Proceeds...................................................12
     Selling Stockholders..............................................13
     Plan of Distribution..............................................16
     Legal Matters.....................................................16
     Experts...........................................................16
     Incorporation of Certain Documents By Reference...................17
     Where You Can Find More Information...............................17














                                 --------------

          You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

                                     SUMMARY

          Lexent Inc. is an independent provider of outsourced local telecommunications network services for established and emerging communications companies, including competitive local exchange carriers, Internet service providers and carriers' carriers. Our principal focus is to provide the expertise and resources our customers need to build and connect their networks to other local and long distance carriers and to individual end users. Our complete, local solution allows our customers to outsource all or a portion of the design, deployment, upgrading and maintenance of their networks. To ensure the reliability of these networks, we provide services 24 hours a day, seven days a week. Our largest customers include Level 3 Communications, Winstar Communications, MCI Worldcom, AT&T and Metromedia Fiber Network.

          In our customers' competitive environment where speed to market is key, our outsourced solution provides the critical, often scarce resources that our customers need. We have the technical expertise, local knowledge and highly skilled workforce that enable us to design, deploy and upgrade local wireless and wireline networks more quickly and efficiently than many of our customers could themselves. We are technology and vendor independent, enabling us to install, upgrade and maintain equipment from any major telecommunications equipment manufacturer. Over the past three years, we have successfully expanded our operations from the New York City metropolitan area to other cities, including Baltimore, Boston, Newark, Philadelphia, Stamford and Washington, D.C. We plan to continue expanding with our customers into other metropolitan areas, including Atlanta, Chicago, Dallas, Los Angeles, Miami and San Jose.

          We deliver a broad range of services to our customers, enabling them to use Lexent instead of multiple vendors. Our services are designed to improve our customers' competitive position through efficient design, deployment, upgrading and maintenance of their networks. We develop long term relationships with our customers by providing responsive, reliable and high quality service, which we believe results in repeat revenues from our customers. Our outsourced solution includes the following services:

               DESIGN, ENGINEERING AND PROGRAM MANAGEMENT SERVICES. We design and engineer entire local telecommunications networks. This includes fiber and fixed wireless infrastructure and interconnections to other carriers that enable our customers to connect end users to their networks. We coordinate the entire process, from planning, designing, permitting, accessing buildings and rights-of-way, to supervising the installation of a customer's network.

               NETWORK  DEPLOYMENT  SERVICES.  We  deploy  local   telecommuni-
          cations networks and Internet infrastructure, including fiber optic networks, local fiber rings, fixed wireless and digital subscriber line systems. We deploy and test equipment inside central office facilities and end user locations. For our fiber optic network customers, we install and test fiber optic cable over the last mile, from fiber networks to end users. For our fixed wireless customers, we install line-of-sight antennas, radios and equipment connecting the radios to wireline networks. For digital subscriber line customers, we install DSL equipment inside incumbent local exchange carrier co-location facilities.

               NETWORK UPGRADE AND MAINTENANCE SERVICES. We provide ongoing services to our customers, which include daily maintenance, upgrading and adding equipment, installing new access lines, testing fiber connections and telecommunications equipment and laying additional fiber to increase network capacity. Our maintenance and emergency restoration services are provided 24 hours a day, seven days a week.

          Our principal executive offices are located at Three New York Plaza, New York, New York 10004. Our telephone number is (212) 981-0700.

                                  RISK FACTORS

          You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock.

We may not be able to hire or retain a sufficient number of qualified engineers, managers, technicians and other employees to sustain our growth, meet our contractual commitments or maintain the quality of our services.

          Our future success will depend on our ability to attract and retain additional highly skilled engineering, managerial and technical personnel. Competition for such personnel is intense, especially for engineers and qualified technicians with expertise designing and building local telecommunications networks, and some major markets, particularly the New York metropolitan area, are experiencing labor shortages. We may be unable to attract sufficiently qualified personnel in adequate numbers to meet the demand for our services.

Our business will not operate efficiently and our results of operations will be negatively affected if we are unable to manage our growth effectively.

          We are experiencing a period of significant expansion and anticipate that further expansion will be required to address potential growth in the demand for our new and existing services. From December 31, 1998 to June 30, 2000, we increased our number of employees from 415 to 1,055. In order to increase our revenues significantly, we need to hire a substantial number of personnel in the near future, including program management, engineering and technical personnel. The actual number of employees we will need to hire is not determinable and may fluctuate significantly depending on the size and number of new contracts we receive and any changes to the scope of our existing projects. We expect this expansion to continue to place a significant strain on our managerial, operational and financial resources.

         To manage the expected growth of our operations and personnel, we will be required to:

         o improve existing and implement new operational, financial and management controls, reporting systems and procedures; and

         o     hire, integrate, train, motivate and manage employees.

          If we fail to address these issues our results of operations will be negatively affected.

We expect our quarterly results to fluctuate. If we fail to meet revenue and earnings estimates, our stock price could decline.

          Our quarterly and annual operating results may fluctuate in the future due to a variety of factors, including:

         o     the timing and size of network deployment by our customers;

         o     product mix;

         o     fluctuations in demand for our services;

         o     reductions in the prices of services offered by our competitors;

         o     costs of integrating acquired technologies or businesses;

         o telecommunications market conditions and economic conditions generally;

         o changes in the actual and estimated costs and timing to complete unit-price, time-certain projects;

         o     the timing of expansion into new markets; and

         o the identification, timing and payments associated with possible acquisitions.

          Due to these factors, quarterly revenues, expenses and results of operations could vary significantly in the future. You should take these factors into account when evaluating past periods, and, because of the potential variability due to these factors, you should not rely upon results of past periods as an indication of our future performance. In addition, the long-term viability of our business could be negatively impacted if there were a downward trend in these factors. Because our operating results may vary significantly from quarter to quarter based upon the factors described above, results may not meet the expectations of securities analysts and investors, and this could cause the price of our common stock to decline significantly.

Our business is seasonal, exposing us to reduced revenue in the first quarter of each year.

          We experience reduced revenue in the first quarter of each year relative to other quarters. We believe these variations are partly due to the fact that the budgetary years of our customers end in December and their new budgets may not be in place until well into the first quarter. We believe our customers sometimes delay their work orders until their budgets are in place. The onset of winter also affects our ability to render certain network services that must be performed outdoors.

If the continued trend toward outsourcing telecommunications network services does not continue, our revenues may be negatively impacted.

          Our success is dependent on the continued trend by competitive local exchange carriers, Internet service providers, and carriers' carriers to outsource their network design, deployment, upgrading and maintenance needs. If these companies elect to perform more network deployment services themselves, our revenues may decline.

If the current growth in the deployment of telecommunications networks, wireless systems and the Internet does not continue, our revenues may decline.

          The telecommunications, Internet and wireless communications industries have experienced a dramatic rate of growth both in the United States and internationally. If the rate of growth slows in any of these industries and our customers reduce their capital investments in infrastructure or technology or fail to expand into new geographic areas, our revenues may decline.

If our customers do not receive sufficient financing, the deployment of new telecommunications networks will be delayed and our revenues will be negatively impacted.

          A significant portion of our revenue is generated from communications companies seeking to deploy and expand their networks. Some of these customers and other potential customers are new companies with limited or no operating histories and limited financial resources. These customers must obtain significant financing to fund operations and deploy their networks. If these companies fail to receive adequate financing, particularly after we have begun working with them, our results of operations may be harmed.

Many of our service agreements may be canceled on short notice, and we may be unsuccessful in replacing our service agreements when they expire; failure to replace those service agreements may cause our revenues to decline.

          We could experience a material adverse effect on our revenue, net income and liquidity if:

         o     our customers cancel a significant number of service agreements;

         o we fail to renew a significant number of our existing service agreements upon their expiration; or

         o we complete the required work under a significant number of our non-recurring projects and cannot replace them with similar projects.

          Many of our customers may cancel our service agreements with them on short notice, typically less than seven days, even if we are not in default under the agreement.

Our master service agreements do not assure us revenue and a decline in the work our customers assign to us under these agreements could cause a significant decrease in our revenues.

          We currently derive a significant portion of our revenue under our master service agreements, which primarily serve as pricing arrangements with no revenue guarantees. A significant decline in the work our customers assign us under our master service agreements could materially and adversely affect our revenue and net income. Under our master service agreements, we may be one of several companies that perform services for the customer, and our customers have no obligations under our master service agreements to undertake any work with us.

Increased regulation of the telecommunications industry could negatively affect our results of operations.

          Regulation of the telecommunications industry is changing rapidly, with ongoing effects on our opportunities, competition and other aspects of our business. The regulatory environment varies substantially from state to state. Generally, we must obtain and maintain certificates of authority from regulatory bodies in most states where we offer services. In addition, some of our customers are subject to extensive regulation, which could adversely affect the expected benefits of our arrangements with them. We cannot assure you that future regulatory, judicial or legislative activities will not have a material adverse effect on us.

          Our operations are also subject to a variety of federal, state and local and foreign environmental, safety and health laws and governmental regulations. We cannot assure you that we have been or will be in complete compliance with these laws and regulations or that we will not be exposed to claims or actions that could have a material adverse effect on our company. We cannot assure you that we will not be liable for any contamination at the numerous sites leased by us in connection with our operations or that any liabilities in connection with this contamination will not have a material adverse effect on our results of operations.

A loss of one or more of our key customers or delays in project timing for such customers could cause a significant decrease in our revenues.

          We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of customers. For example, for the year ended December 31, 1999, we derived approximately 26% of our revenues from our largest customer, approximately 13% of our revenues from another customer and approximately 8% of our revenues from each of two additional customers. The services required by any one customer can be limited by a number of factors, including industry consolidation, technological developments, economic slowdown and internal budget constraints. As a result of these factors, the volume of work performed for specific customers is likely to vary from period to period, and a major customer in one period may not require our services in a subsequent period. Accordingly, we cannot be certain that present or future customers will not terminate their network service arrangements with us or significantly reduce or delay their contracts. Any termination, change, reduction or delay in our projects could cause a significant decrease in our revenues.

Our operating results may suffer because of competition in the network services industry.

          The network services market is highly competitive and fragmented and is served by numerous companies. Many of these competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition and experience than us.

          We believe that the principal competitive factors in our market include quality and responsiveness of service, industry experience, reputation, the ability to deliver results on time and competitive pricing. In addition, expertise in new and evolving technologies has become increasingly important. We also believe our ability to compete depends on a number of factors outside of our control, including:

         o     the prices at which others offer competitive services;

         o the ability and willingness of our competitors to finance customers' projects on favorable terms;

         o     the ability of our customers to perform the services  themselves;
               and

         o     the extent of our competitors' responsiveness to customer needs.

          We may not be able to compete effectively on these or other bases, and, as a result, our revenues or income may decline.

Our business may be harmed if our new service offerings do not gain customer acceptance.

          Part of our strategy is to generate increased revenues by developing new service offerings for our customers. These new services may not be favorably received by customers, may not generate significant revenues or may not be offered in a cost-effective or timely manner. If we are unable to successfully expand our service offerings, our business may be harmed.

We must keep pace with rapid technological change, market conditions and industry developments to maintain or grow our revenues.

          The market for network system design, deployment, upgrading and maintenance services is characterized by rapid change and technological improvements. Our future success will depend in part on our ability to enhance our current service offerings to keep pace with technological developments and to address increasingly sophisticated customer needs. We may not be successful in developing and marketing in a timely manner service offerings that respond to the technological advances by others and our services may not adequately or competitively address the needs of the changing marketplace. If we are not successful in responding in a timely manner to technological change, market conditions and industry developments, our revenues may decline.

Our business operations could be significantly disrupted if we lose members of our management team.

          Our success depends to a significant degree upon the continued contributions of our executive officers, both individually and as a group. Our future performance will be substantially dependent on our ability to retain and motivate them. The loss of the services of any of our executive officers, particularly Hugh O'Kane, Jr., our Chairman, Alf Hansen, our President and Chief Executive Officer, or Kevin O'Kane, our Vice Chairman and Chief Operating Officer, could prevent us from executing our business strategy.

Our success is dependent on the ability of our new management team to work together.

          A number of the members of our senior management team, including Alf Hansen, our President and Chief Executive Officer, Charles Christ, our Executive Vice President in charge of sales and marketing, Victor DeJoy, our Executive Vice President in charge of design, engineering and program management services, Joseph Haines, our Executive Vice President in charge of network deployment, upgrade and maintenance services, Nancy Huson, our Executive Vice President in charge of corporate development, and Sidney Sayovitz, our Senior Vice President, Secretary and General Counsel, have been with our company for only a few months. Given their limited experience with our company and working with other members of our management team, it is possible that these officers will not integrate well into our business. Their failure to integrate well would have a significant effect on our future success.

Strikes, work stoppages and slowdowns by our employees would negatively affect our results of operations.

          We currently have collective bargaining agreements in place with several local chapters of the International Brotherhood of Electrical Workers, most of which expire within one year. These agreements cover approximately 68% of our 1,055 employees. We cannot assure you that our relations with our unionized workforce will remain positive or that our workforce will not initiate a strike, work stoppage or slowdown in the future. In the event of such a job action, our business would be negatively affected and we cannot be sure that we would be able to adequately meet the needs of our customers.

Our results of operations may be negatively affected if we increase our personnel in anticipation of a project and underutilize our personnel because such project is delayed, reduced or terminated.

          If we increase our personnel in anticipation of a project and such project is delayed, reduced or terminated, we may underutilize this additional personnel, which would increase our general and administrative expenses and could negatively affect our results of operations.

We may not be successful in our efforts to identify, complete or integrate acquisitions.

          Our failure to manage risks associated with acquisitions could harm our business. A component of our business strategy is to expand our presence in new or existing markets. One way we may choose to accomplish this task is to acquire additional businesses. We may not be able to identify, acquire or profitably manage additional businesses or integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems. Acquisitions involve a number of risks, including:

         o     diversion of management's attention;

         o     difficulty in  integrating  and absorbing the acquired  business,
               its  employees,   corporate   culture,   managerial  systems  and
               processes and services;

         o     failure to retain key personnel and employee turnover;

         o customer dissatisfaction or performance problems with an acquired firm;

         o     assumption of unknown liabilities; and

         o     other unanticipated events or circumstances.

We may encounter potential costs or claims resulting from project performance, which could negatively affect our results of operations.

          Many of our engagements involve projects that are significant to the operations of our customers' businesses. Our failure to meet a customer's expectations in the planning or implementation of a project or the failure of unrelated third party vendors to meet project completion deadlines could damage our reputation and adversely affect our ability to attract new business. We frequently undertake projects in which we guarantee performance based upon defined operating specifications or guaranteed delivery dates. Unsatisfactory performance or unanticipated difficulties or delays in completing such projects may result in a direct reduction in payments to us, or payment of damages by us, which could negatively affect our results of operations.

The consolidation of competitive local exchange carriers and Internet service providers could impact our business by creating competitive pressures that could reduce our revenues.

          Recently, the telecommunications industry has been characterized by significant consolidation activity. This consolidation may lead to a greater ability among competitive local exchange carriers and Internet service providers to provide a broad range of network services, and could simplify integration and installation, which may lead to a reduction in demand for our services. Moreover, the consolidation of competitive local exchange carriers and Internet service providers could have the effect of reducing the number of our current or potential customers which could result in increased bargaining power for competitive local exchange carriers and Internet service providers. This potential increase in bargaining power could create competitive pressures whereby a particular customer may request our exclusivity with them in a particular market. Accordingly, we may not be able to represent those customers who wish to retain our services on an exclusive basis.

A portion of our revenue is accounted for on a percentage-of-completion basis which could cause our quarterly results to fluctuate.

          A portion of our revenue is derived from fixed-price contracts which are accounted for on a percentage-of-completion basis. Under the percentage-of-completion method, in each period we recognize expenses as they are incurred and we recognize revenue based on a comparison of the costs incurred for each project to our currently estimated total costs to be incurred for the project. Accordingly, the revenue we recognize in a given quarter depends on the costs we have incurred for individual projects and our current estimate of the total remaining costs to complete individual projects. If in any period we significantly increase our estimate of the total costs to complete a project, we may recognize very little or no additional revenue with respect to that project. As a result, our gross margin in such period and in future periods may be significantly reduced and in some cases we may recognize a loss on individual projects prior to their completion. To the extent that our estimates fluctuate over time or differ from actual requirements, gross margins in subsequent quarters may vary significantly from our estimates.

Our executive officers and directors and their affiliates control 79.18% of our common stock and, as a result, are able to exercise control over all matters requiring stockholder approval.

          Prior to this offering, our executive officers and directors and their affiliates beneficially own, in the aggregate, approximately 79.18% of our outstanding common stock. In particular, Hugh O'Kane, the Chairman of the Board of Directors, and Kevin O'Kane, the Vice Chairman of the Board of Directors and Chief Operating Officer, beneficially own, in the aggregate, approximately 51.35% of our outstanding common stock. As a result, these stockholders are able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which may have the effect of delaying or preventing a third party from acquiring control over us. These transactions may include those that other stockholders deem to be in their best interests and in which those other stockholders might otherwise receive a premium for their shares over their current prices.

Our stock price may be particularly volatile because of the industry we are in.

          The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology and telecommunications companies have been extremely volatile, and have experienced fluctuations that have often been unrelated to or disproportionate to the operating performance of such companies. These broad market fluctuations could adversely affect the price of our common stock.

We have broad discretion to use the proceeds of our recently completed initial public offering and our investment of those proceeds may not yield a favorable return.

          Most of the net proceeds of our recently completed initial public offering are not allocated for specific uses. Our management has broad discretion to spend the proceeds in ways with which you may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns. This could harm our business and could cause the price of our common stock to decline.

Provisions in our charter documents and Delaware law may make it difficult for a third party to acquire our company and could depress the price of our common stock.

          Delaware corporate law and our second restated certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions include:

         o     creating a classified board of directors;

         o authorizing the board of directors to issue additional preferred stock;

         o     prohibiting cumulative voting in the election of directors;

         o     limiting   the   persons  who  may  call   special   meetings  of
               stockholders;

         o     prohibiting stockholder action by written consent; and

         o establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

          We are also subject to certain provisions of Delaware law which could delay, deter or prevent us from entering into an acquisition, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination with an interested stockholder unless specific conditions are met.

There may not be an active market for our common stock, making it difficult to sell the stock you purchase.

          Before our initial public offering, there was no public market for our common stock. We cannot assure you that an active trading market for our common stock will be sustained. We cannot assure you that the price of our common stock available in the public market will reflect our actual financial performance. Our stock price could be volatile and could drop unexpectedly. Further, the market price of our common stock may decline below the initial public offering price.

Future sales of our common stock held by current stockholders may depress our stock price.

          Sales of a substantial number of shares of common stock by current stockholders in the public market could cause the market price of our common stock to decline. We currently have outstanding 40,955,350 shares of common stock. Of these shares, 6,457,741 shares are freely tradeable and an additional 34,228,234 shares will be eligible for sale in the public market beginning 180 days after the date of this reoffer prospectus subject to compliance with Rules 144, 144(k) or 701.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This reoffer prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "except," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks described above and in other parts of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.


                                 USE OF PROCEEDS

          We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

          The selling stockholders acquired or will acquire beneficial ownership of all shares to be registered under this reoffer prospectus through stock options granted under the Lexent Inc. and its Subsidiaries Amended and Restated Stock Option and Restricted Stock Purchase Plan. The following table shows the names of the selling stockholders, the number of shares of common stock beneficially owned by such stockholder and the number of shares of common stock that they may sell from time to time under this reoffer prospectus.

          We may amend or supplement this reoffer prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be resold.


                                                                                                    Percentage of Shares
                                                                  Number of                         Beneficially Owned(4)
                                          Number of Shares     Shares Subject                     -------------------------
                                            Beneficially        to Options(3)         Shares         Before         After
Selling Stockholder (1)                       Owned(2)             ----------       Registered      Offering       Offering
-----------------------                       -------                               ----------      --------       --------

Kevin M. O'Kane                            12,605,539(5)             60,000          60,000           30.73%        30.69%
Hugh J. O'Kane, Jr.                        10,505,539(6)             60,000          60,000           25.61         25.57
Alf T. Hansen                                 815,624(7)            997,500       1,245,000            1.94             *
Walter C. Teagle III                          414,688(8)            202,500         483,000(26)        1.01             *
Peter O. Crisp                                 48,750(9)             37,500          37,500               *             *
L. White Matthews                              51,042(10)            75,000          75,000               *             *
Richard L. Schwob                              18,750(11)            37,500          37,500               *             *
Charles T. Christ                              81,759(12)           375,000         375,000               *             *
Victor P. DeJoy                               150,000(13)           519,000         519,000               *             *
Joseph Haines                                 150,000(14)           375,000         525,000(27)           *             *
Nancy T. Huson                                 94,750(15)           375,000         375,000               *             *
Jonathan H. Stern                             176,875(16)           330,000         330,000               *             *
Sidney A. Sayovitz                              4,500(17)           250,000         250,000               *             *
Kenneth Connors                                11,875(18)            19,375          10,625               *             *
Joseph Conroy                                  45,938(19)            74,375          30,626               *             *
Dan Corbett                                    65,625(20)           100,000          50,000               *             *
Stanislav Cotek                                 6,563(21)             9,063           5,937               *             *
George Garcia                                  49,219(22)            79,688          32,813               *             *
William Harmon                                 98,438(23)           159,375          65,625               *             *
Joseph Nappi                                   65,625(24)           106,251          43,749               *             *
Salvatore Toscano                              52,500(25)            90,000          30,000               *             *
Bessemer Trust Company, N.A.                  118,500                     0         118,500(28)           *             *
   630 Fifith Ave.
   New York, NY 10111
Frank DeJoy                                     6,000                     0           6,000(29)           *            *
   10 Jenny Lane
   Wayne, NJ 07470
Michele Haines                                 67,500                     0          67,500(30)           *            *
   15 Shirley Lane
   West Babylon, New York 11704
Rifat K. Haffar                                93,750                     0          93,750               *            *
   5501 Seminary Road, Unit 512 S
   Falls Church, VA 22041

-----------------
*    Represents beneficial ownership of less than 1%.

(1) Unless otherwise indicated, the address for each person or entity named above is c/o Lexent Inc., Three New York Plaza, New York, New York 10004.

(2) Represents shares owned beneficially by the named individual or entity, including shares that such individual or entity has the right to acquire within 60 days of the date of this reoffer prospectus. Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

(3)  Includes  shares of our  common  stock  underlying  options  granted to the
     selling   stockholders   under  our  stock  option  plan,  whether  or  not
     exercisable as of, or within sixty days of, the date of this reoffer prospectus.

(4) Based on an aggregate 40,955,350 shares outstanding on the date of this reoffer prospectus.

(5) Mr. O'Kane is the Vice Chairman of our board of directors and our Chief Operating Officer. Includes 19,095 shares subject to options exercisable within 60 days of the date of this reoffer prospectus, an aggregate 600,000 shares held in trust for Kevin O'Kane's children for which Mr. O'Kane is co-trustee and 2,100,000 shares held in trust for Hugh O'Kane's family for which Mr. O'Kane is co-trustee.

(6) Mr. O'Kane is the Chairman of our board of directors. Includes 19,095 shares subject to options exercisable within 60 days of the date of this reoffer prospectus, an aggregate 600,000 shares held in trust for Hugh O'Kane's children for which Mr. O'Kane is co-trustee and 2,100,000 shares held in trust for Hugh O'Kane's family for which Mr. O'Kane's wife is co-trustee.

(7) Mr. Hansen is our President and Chief Executive Officer and a member of our board of directors. Includes 225,624 shares subject to options exercisable within 60 days of the date of this reoffer prospectus and 322,500 shares held in trust for Mr. Hansen's children for which Mr. Hansen's wife is co-trustee.

(8)  Mr.  Teagle is an Executive  Vice  President of our company and a member of our board of directors. Includes 42,188 shares subject to options exercisable within 60 days of the date of this reoffer prospectus and 118,500 shares held in trust for Mr. Teagle's children (including 31,500 of such shares held by a trust for which Mr. Teagle is co-trustee).

(9) Mr. Crisp is a member of our board of directors. Includes 18,750 shares subject to options exercisable within 60 days of the date of this reoffer prospectus.

(10) Mr. Matthews is a member of our board of directors. Includes 13,542 shares subject to options exercisable within 60 days of the date of this reoffer prospectus.

(11) Mr. Schwob is a member of our board of directors. All shares are subject to options exercisable within 60 days of the date of this reoffer prospectus.

(12) Mr. Christ is our Executive Vice President in charge of sales and marketing. Includes 75,000 shares subject to options exercisable within 60 days of the date of this reoffer prospectus.

(13) Mr. DeJoy is our Executive Vice President in charge of engineering. Includes 144,000 shares subject to options exercisable within 60 days of the date of this reoffer prospectus and an aggregate 6,000 shares held in trust for Mr. DeJoy's children.

(14) Mr. Haines is our Executive Vice President in charge of operations. All shares are held in various trusts for members of Mr. Haines's family, for each of which Mr. Haines and Mr. Haines' wife, Michele Haines, are co-trustees.

(15) Ms.  Huson  is  our  Executive   Vice  President  in  charge  of  corporate
     development. Includes 93,750 shares subject to options exercisable within 60 days of the date of this reoffer prospectus.

(16) Mr. Stern is our Executive Vice President and Chief Financial Officer. Includes 171,875 shares subject to options exercisable within 60 days of the date of this reoffer prospectus.

(17) Mr. Sayovitz is our Senior Vice President, Secretary and General Counsel.

(18) Includes 10,625 shares subject to options within 60 days of this reoffer prospectus.

(19) Includes 15,312 shares subject to options within 60 days of this reoffer prospectus.

(20) Includes 15,625 shares subject to options within 60 days of this reoffer prospectus.

(21) Includes 626 shares subject to options within 60 days of this reoffer prospectus.

(22) Includes 16,406 shares subject to options within 60 days of this reoffer prospectus.

(23) Includes 32,813 shares subject to options within 60 days of this reoffer prospectus.

(24) Includes 21,876 shares subject to options within 60 days of this reoffer prospectus.

(25) Includes 22,500 shares subject to options within 60 days of this reoffer prospectus.

(26) Mr. Teagle is offering 31,500 of these shares as trustee for a trust in the name of one of his children.

(27) Mr. Haines is offering 67,500 of these shares as co-trustee for various trusts in the name of members of the Haines family.

(28) Bessemer Trust is offering these shares as trustee or co-trustee for various trusts in the names of Walter C. Teagle III's children.

(29) Frank DeJoy is offering these shares as trustee for two trusts in the names of Victor P. DeJoy's children.

(30) Ms. Haines, the wife of Joseph Haines, is offering these shares as co-trustee for various trusts in the name of members of the Haines family.

                              PLAN OF DISTRIBUTION

          The selling stockholders may, from time to time, elect to sell all or a portion of the shares offered under this prospectus in the Nasdaq National Market. Sales are anticipated to be made at prices prevailing in the Nasdaq National Market at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers, who may act as agent or principal. Further, they may choose to dispose of the shares offered under this prospectus by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The amount of securities to be reoffered or resold by means of this reoffer prospectus, by each person, and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three month period, the amount specified in Rule 144(e) under the Securities Act.

          Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if such broker acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with them to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to them. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the Nasdaq National Market or any other over the counter market or stock exchange, if any, in which our shares are traded, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchasers of such shares.

          We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities and Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this reoffer prospectus available to the selling stockholders and have informed them of the possible need for delivery of copies of this reoffer prospectus to purchasers on or prior to sales of the shares offered under this reoffer prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

          Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under those rules rather than pursuant to this reoffer prospectus.

          There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered under this reoffer prospectus.



                                  LEGAL MATTERS

          The validity of the common stock offered hereby will be passed upon for us by Reboul, MacMurray, Hewitt, Maynard & Kristol, New York, New York.


                                     EXPERTS

          The consolidated financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, and the related financial statement schedule incorporated in this reoffer prospectus by reference from our Registration Statement No. 333-30660 on Form S-1 have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, which is incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by us with the Securities and Exchange Commission are incorporated herein by reference except to the extent any statement or information therein is modified, superseded or replaced by a statement or information contained in this document or in any other subsequently filed document incorporated herein by reference:

               o our Registration Statement on Form S-1 effective on July 27, 2000 (SEC File No. 333-30660);

               o our Post-Effective Amendment No. 1 to the Registration Statement filed on July 31, 2000;

               o our Quarterly Report on Form 10-Q for the period ended June 30, 2000;

               o the description of our common stock, par value $.001 per share, contained in Item 1 of our Registration Statement on Form 8-A filed on July 21, 2000; and

               o all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.


               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

          We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act, with respect to the common stock offered by this reoffer prospectus. As permitted by the rules and regulations of the Commission, this reoffer prospectus, which is a part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to our company and the common stock offered hereby, reference is made to such registration statement and the exhibits and schedules thereto. A copy of the registration statement may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. For further information, please call the SEC at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval system, including our registration statement and all exhibits and amendments to our registration statements, are publicly available through the Commission's website at http://www.sec.gov.

          We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The Company's prospectus dated July 27, 2000, filed pursuant to Rule 424(b)(4) of the Securities Act, and quarterly report on Form 10-Q for the quarter ended June 30, 2000 are incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, are incorporated by reference.


ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Company's Second Amended and Restated Certificate of Incorporation (the "Restated Certificate") and Bylaws provide that the Company shall indemnify to the fullest extent authorized by the Delaware General Corporation Law ("DECL"), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company or is or was serving as an officer or director of another entity at the request of the Company, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Restated Certificate and Bylaws provide that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If the Company does not pay a proper claim for indemnification in full within 60 days after a written claim for such indemnification is received by the Company, the Restated Certificate and Restated Bylaws authorize the claimant to bring an action against the Company and prescribe what constitutes a defense to such action.

          Section 145 of the DECL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. If a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

          Pursuant to Section 102(b)(7) of the DECL, the Restated Certificate eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DECL., or (iv) from any transaction from which the director derived an improper personal benefit.

          The Company has primary and excess insurance policies insuring the directors and officers of the Company against certain liabilities that they may incur in their capacity as directors and officers. Under such policies, the insurers, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.

          For information regarding the Company's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 9 below.


ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          The securities that are to be reoffered or resold pursuant to this registration statement were issued to employees of the Company pursuant to employee benefit plans maintained by the Company in transactions that were exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) thereto and/or Rule 701 thereunder.


ITEM 8.   EXHIBITS.

     4.1 Lexent Inc. and its Subsidiaries Amended and Restated Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit
          10.1 to the Registrant's Registration Statement filed on Form S-1 (Commission File No. 333-30660) which became effective on July 27,
          2000)

     5.1  Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol

     23.1 Consent of PricewaterhouseCoopers LLP, independent auditors

     23.2 Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol (see Exhibit 5.1)

     24.1 Power of Attorney  (see Signature Page)


ITEM 9.   UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
                    (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that its has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York, State of New York, on this 1st day of September.

                                   LEXENT INC.


                                   By: /s/ Alf T. Hansen
                                      -----------------------------
                                        Alf T. Hansen
                                        President and Chief Executive Officer


                        POWER OF ATTORNEY AND SIGNATURES

          We the undersigned officers and directors of Lexent Inc., hereby severally constitute and appoint Kevin M. O'Kane and Alf T. Hansen, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

     SIGNATURES               TITLE                            DATE
     ----------               -----                            ----

/s/ Alf T. Hansen             President and Chief Executive    September 1, 2000
----------------------------  Officer (Principal executive
  Alf T. Hansen               officer); Director


/s/ Jonathan H. Stern         Chief Financial Officer          September 1, 2000
----------------------------  (Principal financial and
  Jonathan H. Stern           accounting officer)


/s/ Hugh J. O'Kane, Jr.       Chairman                         September 1, 2000
----------------------------
  Hugh J. O'Kane, Jr.


/s/ Kevin M. O'Kane           Vice Chairman and Chief          September 1, 2000
----------------------------  Operating Officer
  Kevin M. O'Kane

/s/ Walter C. Teagle III      Executive Vice President and     September 1, 2000
----------------------------  Director
Walter C. Teagle III


/s/ Peter O. Crisp            Director                         September 1, 2000
----------------------------
Peter O. Crisp


----------------------------  Director
Thomas W. Hallagan


/s/ L. White Matthews III
----------------------------  Director                         September 1, 2000
L. White Matthews III


/s/ Richard W. Smith
----------------------------  Director                         September 1, 2000
Richard W. Smith


----------------------------  Director
Richard L. Schwob

                                  EXHIBIT INDEX

EXHIBIT        DESCRIPTION
-------        -----------

4.1 Lexent Inc. and its Subsidiaries Amended and Restated Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Registration Statement filed on Form S-1 (Commission File No. 333-30660) which became effective on July 27, 2000)

5.1            Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol

23.1           Consent of PricewaterhouseCoopers LLP, independent auditors

23.2           Consent  of Reboul,  MacMurray,  Hewitt,  Maynard & Kristol  (see
               Exhibit 5.1)

24.1           Power of Attorney  (see Signature Page)